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                                                                   EXHIBIT 10.13


                   [McGETTIGAN, WICK & CO., INC. LETTERHEAD]


                                 June 10, 1998


Mr. Evan M. Gruber
Chief Executive Officer
Modtech, Inc.
P.O. Box 1240
Perris, California 92570


Dear Evan:

     This letter is to confirm the retention by Modtech Inc. ("Modtech" or the "Company") of the firm of McGettigan, Wick & Co., Inc. ("McGettigan Wick") to provide financial advisory services to you, as the chief executive officer of Modtech, and to the Board of Directors of Modtech, when appropriate, relative to the structuring, evaluation, negotiation, documentation, and closing of
(i) the acquisition another company having a purchase price to Modtech of less than $40 million, (ii) the acquisition of SPI Manufacturing, Inc., and/or (iii) the sale or merger of Modtech (the contemplated "transactions"). Upon the completion of the negotiations of the terms and conditions of any or all of the transactions, we will oversee the documentation and closing process. In addition, if the form of consideration is anything other than cash, we will provide the Board of Directors with an opinion as to the actual value of the proposed consideration, if such an evaluation is requested by Modtech's Board of Directors.

     If the ultimate transaction is the sale of the Company, we will establish, from the purchase price for the Company, a pool that will be made available to senior management of Modtech. The amount of this pool will be determined by Mike Wick, you and me, and its allocation will be solely up to you. The purpose of the creation of this bonus pool is to properly involve the Company's senior management in this sale process and to provide an incentive to the senior management to remain in place during the period from the announcement of the sale of the Company until the closing of the sale. The actual amount of the pool will be approximately equal to the closing fee to be paid to McGettigan Wick.

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Mr. Evan M. Gruber
June 10, 1998
Page 2



       If required by the specific contemplated transaction, we will assist Modtech in preparing an Executive Summary of the Company and its historical, current and prospective operations and financials. This Executive Summary will be structured for use as the lead-in to a package that will include the 1997 10-K, Proxy Statement, recent press releases, and other pertinent publicly available data. This descriptive package will be shared with a limited number of potential acquirors identified by you and me. Based on our ownership in Modtech and our positions as directors of Modtech, McGettigan Wick will, as concerned principals and where mutually agreed with you, initiate the approach to these potential acquirors.

       Our fee for providing the aforementioned financial advisory services will be determined by the specific transaction:

              If the transaction is the acquisition of a company at a purchase price of less than $40 million, our free, payable upon closing, will be $600,000.

              If the transaction is an acquisition of SPI Manufacturing, our fee, payable upon closing, will be $1,250,000.

              If the transaction is a sale of all of Modtech, our fee, payable upon closing, will be equal to $1,250,000, plus an incentive fee equal to (i) 3% of the increment in the sale proceeds if the price per share is greater than $20, but less than $22.50; (ii) 4% of the increment in the sale proceeds if the price per share is greater than $22.50 but less than $25; and (iii) 5% of the increment in the sale proceeds if the price per share is greater than $25.

       There will be no up-front retainer fee.

       It is understood that Modtech will reimburse us within 15 days after receipt of documentation for any reasonable out-of-pocket expenses we might incur in connection with our services to the Company pursuant to this agreement. Such expenses are expected to include, but are not limited to, travel, telephone and courier expenses. The Company will also reimburse McGettigan Wick for reasonable professional fees, such as attorneys' and accountants' fees, as they become necessary and are authorized in advance by Modtech.
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     Mr. Evan M. Gruber
     June 10, 1998
     Page 3


          In connection with the services which McGettigan Wick has agreed to render to the Company hereunder, the Company shall indemnify McGettigan Wick and hold us harmless against any losses, claims, damages or liabilities to which McGettigan Wick may become subject in connection with our rendering of such services, and reimburse McGettigan Wick for any reasonable legal or other expenses reasonably incurred by us in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising in any manner out of or in connection with the rendering of such services, unless such losses, claims, damages, liabilities or expenses arise out of the negligence or bad faith of McGettigan Wick. The Company agrees that the indemnification and reimbursement commitments set forth in this agreement shall apply whether or not McGettigan Wick is a formal party to any such lawsuits or other proceedings, that such commitments shall be in addition to any liability that the Company may have to McGettigan Wick at common law or otherwise, and that such commitments shall extend upon the terms set forth in this agreement to any controlling person, director, officer, owner, partner, employee or agent of McGettigan Wick and shall survive any termination of this agreement.

          McGettigan Wick shall indemnify Modtech and hold Modtech harmless against any losses, claims, damages or lawsuits (including reasonable attorney's fees) arising out of gross negligence or malfeasance of McGettigan Wick, its employees or its agents.

          In case any proceeding shall be instituted involving any person indemnified by this agreement, such person (the "indemnified party") shall promptly notify the Company and the Company, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and others the Company may designate in such proceeding and shall pay as incurred the fees and expenses of counsel relating to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense, except that the Company shall pay the reasonable fees and expenses of counsel retained by the indemnified party in the event that (i) the Company and the indemnified party shall have mutually agreed to the retention of such counselor, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the indemnified party and representation of both parties by the same counsel would be inappropriate, in the reasonable opinion of the indemnified party, due to actual or potential differing interests between them. In no event shall
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Mr. Evan M. Gruber
June 10, 1998
Page 4

the Company be liable for the fees and expenses of more than one counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the indemnified party to the extent set forth in this agreement.


     This agreement may be terminated by Modtech or McGettigan Wick at any time with or without cause beginning six months after the date of the signing of this agreement, effective upon receipt of written notice to that effect by the other party. Any such termination will not affect the compensation, reimbursement or indemnification provisions above, which will continue in full force and effect in accordance with their terms, with respect to obligations incurred or actions taken prior to termination of this agreement. We shall be entitled to full compensation in the event that, at any time prior to the expiration of one year after termination of this agreement. Modtech enters into any one of the contemplated transactions.


     Any advice, written or oral, rendered by McGettigan Wick pursuant to this letter may not be disclosed publicly without our prior written consent.

     This agreement shall be governed by the laws of the State of California without giving effect to that State's conflict of laws principles.

     Any offer for or sale of Modtech must be approved by Modtech's Board of Directors and/or Modtech's shareholders.
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  Mr. Evan M. Gruber
  June 10, 1998
  Page 5



        We look forward to assisting you in this effort. If the foregoing correctly sets forth the understanding between us, please so indicate by executing the enclosed copy of this letter and returning it to us.


                                        Very truly yours,


                                        McGETTIGAN, WICK & CO., INC.


                                        By:   /s/ Charles C. McGettigan
                                           ----------------------------
                                              Charles C. McGettigan



Agreed to and accepted this 11 day of June, 1998


MODTECH INC.


BY: /S/ Evan M. Gruber
   -------------------------------
   Evan M. Gruber
   Chief Executive Officer